                           [LETTERHEAD OF CACHEFLOW]


                                                                   Exhibit 10.9


February 24, 1999

Mr. Brian NeSmith
180 Sylvian
Los Altos, CA  94022

Dear Brian:

We are pleased to extend to you an offer to join CacheFlow (the "Company") as the President and Chief Executive Officer, reporting to the Board of Directors. You will also be elected as a member of the Board of Directors of the Company.

Per our conversations, we have structured a compensation package that consists of eight (8) primary components. They are as follows:

 .       You will receive an annual base salary of $175,000 paid according to standard company payroll policies.

 .       You will have the ability to earn incentive compensation based on corporate objectives and personal objectives. After you start, you must work with the Board of Directors to establish these objectives.

 .       You will be granted an option to purchase 995,500 shares of the
        Company's Common Stock, which represents 8% of the fully diluted capitalization of the Company, including all outstanding common and preferred stock, all outstanding options and warrants, and the pool reserved under the Company's option plan. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

 .       You will be entitled to receive a cash bonus payable in the event that the Company is subject to a Corporate Transaction ( as defined in the Company's 1996 Stock Option Plan). The bonus will be equal to the amount you would have received in that Corporate Transaction if you held a number of shares of Series C

Mr Brian NeSmith
February 24, 1999
Page 2
        Preferred Stock with a cost of $3 million (determined using the price at which Series C Preferred Stock is sold in our next financing) less the amount you actually receive for holding an equivalent number of shares of common stock at the time of the Corporate Transaction. An example of this calculation is enclosed. You will vest in the cash bonus at the rate of 25% after 12 months of service, and the balance in monthly installments over the next 36 months of service. No such bonus shall be payable after the Company's initial public offering. In the event your employment is terminated without cause, you will fully vest in the change in control bonus.

 .       Subsequent to the closing of the Company's next round of financing (our
        Series C Preferred Stock financing), you will be given a no-interest, recourse loan from Cacheflow in the amount of $800,000. Interest will be imputed annually for Federal tax purposes at the applicable Federal rate for the month in which the loan is extended and the Company will pay you a bonus each year while you are employed equal to the taxes due on the loan. This loan will be due at the end of 5 years but must be repaid immediately if your employment with the Company terminates for any reason or as soon as practical after a liquidity event (e.g. after the lockup expires subsequent to a public offering or merger). The loan will be secured by any shares of the Company's Common Stock that you obtain by exercising the option. The loan will be evidenced by a promissory note and stock pledge agreement in a form approved by the Board. In the event your employment is terminated without cause, the loan to you will be forgiven. The amount received will also be grossed up to cover the taxes.

 .       In the event of a Corporate Transaction involving the Company, you will receive one year of acceleration on the vesting of your option shares and you will fully vest in the change in control cash bonus.

 .       You are eligible for all standard benefits according to the Company's benefits plan. Information on the benefits will be supplied to you as soon as possible. We will maintain at our expense, in addition to the normal group life insurance provided for employees, life insurance insuring your life in the amount of $3,800,000, payable to the beneficiary or beneficiaries that you designate. The Company will pay you a bonus each year while you are employed equal to the taxes due on the imputed income of this life insurance.

 .       Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is enclosed.

 .       While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Mr. Brian NeSmith
February 24, 1999
Page 3

Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may not only be changed in an express written agreement signed by you and the Company's Chairman of the Board.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company's Chairman of the Board. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

This offer stands until 6:00 p.m., Thursday, February 25, 1999, and your signature below acknowledges your acceptance of these terms. We would expect that you would start no later than Wednesday, March 31, 1999.

Brian, I cannot tell you how excited we all are to have you join the team. I sincerely believe that this presents an opportunity for you to leverage all of your skills and experience to date and to play a pivotal role on the CacheFlow management team. I personally look forward to working closely with you over the years and know that we will all be incredibly successful together.

Best Regards,


/s/ David Hanna                                    /s/ Brian NeSmith
_____________________                              ________________________
David W. Hanna                                     Brian NeSmith
Chief Executive Officer                            February 25, 1999
CacheFlow Inc.